Exhibit 10.3

ANNEX NO. 9

TO THE LOAN AGREEMENT NO. 02/512/00/Z/VV

For current account loan

Concluded on 22.6.2005 in Warsaw by BRE Bank Spólka Akcyjna with head offices in Warsaw, Warsaw Regional Branch, 00-950 Warsaw, ul. Królewska 14, registered in the Warsaw Regional Court, XIX Commercial Department of the National Court Register, business register KRS 0000025237, later called Bank, represented by:

1.	Barbara Krakowiak – Associate Director

2.	Marzanna Tobiasz – Proxy

and

Carey Agri International Poland Sp. z o.o. with head offices in Warsaw, 02-690 Warsaw, ul. Bokserska 66A, registered in the Warsaw Regional Court, XX Commercial Department of the National Court Register under KRS number 0000051098, later called Borrower, represented by:

1.	William Vernon Carey

§ 1

The parties agree that in connection with extension of the term of validity and increase in the loam sum in the current account granted on the basis of § 13 par. 1 of the Loan Agreement no. 02/512/00/Z/VV for a current account loan, concluded on 8 November 2002, together with later amendments, the following changes are introduced:

1. § 1 par. 1 of the Loan Agreement now reads:

“The Bank grants the Borrower at conditions defined in this loan agreement in current account no. 78 1140 1010 0000 2829 5300 2003, later called loan, in an amount not exceeding:

•	PLN 3.000.000,- (in words: three million zloty) in a time frame from 13.11.2000 to 30.11.2000,

•	PLN 5.000.000,- (in words: five million zloty) in a time frame from 1.12.2000 to 24.01.2001,

•	PLN 7.600.000,- (in words: seven million six hundred thousand zloty) in the time frame from 25.01.2001 to 22.06.2005,

•	PLN 50.000.000,- (in words: fifty million zloty) from 23.06.2005”

2. § 2 par. 1 of the Loan Agreement now reads:

The borrower may indebt itself by virtue of the granted loan, without the need to submit separate loan applications, subject to provisions of § 1, in the period from 13.11.2000 to 29.06.2006.

3. § 3 par. 1 of the Loan Agreement now reads:

“The Bank shall collect interest on the granted loan according to a variable interest rate calculated on an annual basis on the loan sum used. The interest rate shall equal the variable WIBOR rate for 1-month deposits, listed two workdays before the date of making the funds available and before each following date it is updated, increased by:

•	1,25 percentage points from 13.11.2000 to 30.10.2001,

•	1,76 percentage points from 31.10.2001 to 29.04.2002,

•	1,7 percentage points from 30.04.2002 to 29.04.2003,

•	1,2 percentage points from 30.04.2003 to 29.04.2004,

•	0,9 percentage points from30.04.2004 to 29.04.2005,

•	0,7 percentage points from 30.04.2005

by virtue of the Bank margin. Interest is assessed at monthly periods and payable on the last day of each month in the loan term as well as on the date of the last repayment of the loan. The update of the variable rate shall be performed on the 10th, 20th, and last day of each month. If the date of updating the variable rate falls on a non-workday at the Bank, the variable rate shall be updated with the currency date of the first workday following the non-workday.

In the event the Borrower does not meet the conditions referred to in § 9 of this agreement, the Bank shall increase the margin to WIBOR 1M interest – 1% on an annual basis and a front-end charge to 0,2% on an annual basis from the next workday starting the following month, according to the above schedule, which does not preclude the application of sanctions resulting from § 12 of this agreement”.

4. § 4 of the Loan Agreement now reads:

“The Borrower shall pay the Bank:

a)	a front-end charge calculated on the unused loan sum in the validity period of the right to become indebted, referred to in § 2 par. 1, equal to:

•	0,85% (in words: eighty-five hundredths of a percent) annually from 13.11.2000 to 29.04.2002,

•	0,4% (in words: four tenths of a percent) annually from 30.04.2002 to 29.04.2003,

•	0,3% (in words: three tenths of a percent) annually from 30.04.2003 to 29.04.2004,

•	0,1% (in words: one tenth of a percent) annually from 30.04.2004.

The front-end charge is payable at times of interest payments, by means of charging the Borrower’s current account.

b)	loan extension and loan increase fee, equal to PLN 5,000,-(in words: five thousand zloty) payable immediately upon extension of the loan by means of charging the Borrower’s current account,.

c)	the Bank Guarantee Fund (BGF) charge incurred by the Bank by virtue of the granted loan, payable by means of charging the Borrower’s current account; this charge is assessed by the procedure defined by the BGF on the indebtedness sum of the Borrower towards the Bank according to the state on the date indicated by the BGF,

d)	fee for issuing a certificate of loan repayment, payable by means of charging the Borrower’s current account”.

5. § 5 par. 3 of the Loan Agreement now reads:

“The Borrower commits itself to make final repayment of the debit balance of the current account by 30.06.2006”.

6. § 5 par. 9 of the Loan Agreement now reads:

“The Borrower shall pay interest equal to 75% of the rate defined above in § 3 from the date overdue indebtedness arises by virtue of unpaid capital, charges or fees to the date of actual repayment of liabilities towards the Bank, on the sum of overdue indebtedness”.

7. § 8 par. 3 of the Loan Agreement now reads:

“The Borrower states that it voluntarily submits to enforcement and authorizes the Bank to issue a bank enforcement title, to the sum of PLN 57.500.000 (in words: fifty seven million five hundred thousand zloty) in the event of failure to fulfill the comments resulting from this loan agreement, and to appear in court with a motion to grant an enforcement clause to this title until 31.12.2006 at the latest.

8. § 9 of the Loan Agreement now reads:

“1. The Borrower commits itself to maintain monthly proceeds to the current account referred to in § 1, according to the following schedule:

•	until 30 September 2005 in the sum of PLN 3.000.000 (in words: three million zloty),

•	until 31 October 2005 in the sum of PLN 7.000.000 (in words: seven million zloty),

•	until 30 November 2005 in the sum of PLN 8.500.000 (in words: eight million five hundred thousand zloty),

•	until 31 December 2005 in the sum of PLN 11.000.000 (in words: eleven million zloty),

•	starting 1 January 2006 – maintaining proceeds at a level of PLN 11.000.000 monthly (in words: eleven million zloty monthly)

2. The Bank shall verify the level of receipts on each last workday of a given month, according to the above schedule.

3. If it is determined that the above conditions were not maintained the Bank may increase the interest rate according the provisions of § 3 par. 1 and /or impose sanctions referred to in § 12 of this agreement.”

9. § 10 point 3 of the Loan Agreement now reads:

“not grant pledges or warranties exceeding the total value of 15% of net assets shown in the annual financial report, after auditing by a chartered accountant, to the extent such audit is required by relevant regulations”.

10. In § 12 par. 1 the first sentence after the colon now reads:

“1. If the Bank determines that the loan granting conditions were not maintained, especially including conditions referred to in § 9 par. 1, or if timely repayment of the loan is threatened due to the poor asset status of the Borrower, the Bank may:

11. § 14. of the Loan Agreement reads as follows:

“In connection with implementation of a new IT system at the Bank the parties agree that upon implementation of this system, after prior notification of this fact by the Bank, the following changes are made to Loan Agreement no. 02/512/00/Z/VV for a current account loan, concluded on 8 November 20000, according to § 13 par. 1 of this Agreement:

1.	§ 2 par. 1 of the Loan Agreement now reads:

“The Borrower may indebt itself by virtue of the granted loan, without the need to submit separate loan applications, in the period from 13.11.2000 to 29.06.2006.”

2.	§ 3 par. 1 of the Loan Agreements now reads:

“The Bank shall collect interest on the granted loan according to the variable percentage rate calculated on an annual basis on the loan sum used. The interest rate shall equal the variable WIBOR rate for 1-month deposits from listings two workdays before the date of making funds available and before each following update date, increased by:

- 0,7 percentage points

by virtue of the Bank’s margin. Interest is assessed on monthly periods and payable on the last workday of each month in the loan term as well as on the date of final repayment of the loan.

The update of the variable rate shall take place on the 1st, 10th and 20th of each month. If the date of updating the variable rate falls on a non-workday at the Bank, the variable rate shall be updated with the currency date of the first workday following the non-workday.”

3.	The first sentence in § 3 par. 2 of the Loan Agreement is deleted.

4.	§ 4 point b of the Loan Agreement now reads:

“the front-end charge calculated on the unused loan sum in the validity period of the right to become indebted, referred to in § 2 par. 1, equal to 0,1% (in words: one tenth of a percent) on an annual basis. The front-end charge is payable at times of interest payments, by means of charging the Borrower’s current account.”

5.	§ 5 par. 3 of the Loan Agreement now reads:

“The Borrower commits itself to make final repayment of the debit balance of the current account by 30.06.2006.

6.	§ 5 par. 9 of the Loan Agreement now reads:

“The Borrower shall pay interest equal to 80% of the statutory rate from the date overdue indebtedness arises by virtue of unpaid capital, charges or fees to the date preceding the actual repayment of liabilities towards the Bank on the sum of overdue indebtedness”.

12. Remaining conditions of the Agreement remain unchanged.

13. The Annex was drafted in two identical copies, one for each of the parties.

In the name of the Borrower	In the name of the Bank

I confirm the identity of the signing parties:

Advisor for Corporate Banking : Agnieszka Krauze –Niemaczek